Exhibit 99

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 tel: (216) 523-5304 kellymjasko@eaton.com

Date:	December 16, 2008
For Release:	Immediately
Contact:	Kelly Jasko, (216) 523-5304
EATON REVISES FOURTH QUARTER EARNINGS GUIDANCE
HEADCOUNT REDUCTIONS IN 2008 HAVE TOTALED 3400; FURTHER COST REDUCTIONS IN FINAL STAGES OF EVALUATION
NET SAVINGS OF $125 MILLION EXPECTED IN 2009 FROM COST REDUCTION ACTIONS
Cleveland...Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced revised earnings guidance for the fourth quarter, reflecting the impact of the global economic crisis on its end markets.
“We have experienced recent, dramatic deceleration in global demand in our Automotive, Truck, and Hydraulics segments,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “The weakness in these segments has been accentuated by decisions taken by many customers to sharply curtail production starting in late November and continuing into December. We have also begun to see weakness in certain markets within our Electrical and Aerospace businesses.
“During the course of 2008, we have reduced our employment by over 3,400 employees, in response to the weakening end markets,” said Cutler. “We continue to evaluate a range of additional actions to further align our cost structure to the lower markets. Our current expectation is that these additional actions will be taken very early in 2009. In total, the actions taken in 2008 and our anticipated 2009 actions are expected to generate a net pretax benefit of approximately $125 million in 2009.

In addition, as previously discussed, there will be further savings from ongoing acquisition integration activities that are expected to occur during 2009. We will provide more detailed information on the cost reduction actions and their benefits at the time of our conference call in January to discuss fourth quarter earnings and our guidance for 2009.”
When announcing its third quarter earnings in mid October, Eaton had expected its end markets in the fourth quarter to be flat with the prior year. That market expectation was partly based on an expectation that GDP in the United States would decline by 2 percent in the fourth quarter, with a smaller decline expected for GDP in the European Union. Recent economic events now suggest that GDP in the U.S. and the European Union will experience much greater declines. These declines in output have impacted Eaton’s markets, such that Eaton now anticipates its end markets in the fourth quarter will decline by between 3 and 4 percent.
As a result, Eaton now anticipates its net income per share for the fourth quarter will be between $.90 and $1.00, with operating earnings per share, which exclude charges to integrate its recent acquisitions, to be between $1.00 and $1.10. For the full year, the new fourth quarter guidance would result in net income per share of between $6.44 and $6.54, and operating earnings per share of between $6.75 and $6.85, both sets of numbers being approximately even with the earnings per share achieved in 2007.
“We expect weak global economic conditions to persist throughout 2009, with GDP in the United States likely to decline by between 2 and 3 percent and GDP in the European Union likely to decline by between 1 and 2 percent,” said Cutler. “We also expect GDP growth in emerging economies to be approximately 3 percentage points lower than in recent years, reflecting the impact of lower demand from the United States and Europe.”
In light of this economic outlook, Eaton’s end markets are expected to face reduced demand. While Eaton is still evaluating the full impact, its present view is that its overall end markets in 2009, as measured in local currencies, are likely to decline by approximately 7 percent.

In addition, revenue in 2009 will be impacted by the decline in most currencies against the dollar. At this point, Eaton believes the reduction in non-U.S. currencies is likely to reduce revenues on the order of between 5 and 6 percent, compared to 2008.
“Largely offsetting the decline in revenues from foreign exchange will be additional revenues from the full year impact of acquisitions completed in 2008 and our demonstrated ability to grow more quickly than our end markets— a key indicator of the strength of our power management portfolio of products and services,” said Cutler.
This news release contains forward-looking statements concerning the fourth quarter 2008 and full year 2008 net income per share and operating earnings per share; the performance of our worldwide markets in 2008 and 2009; sales for the fourth quarter of 2008; the impact of certain worldwide events and trends on revenue for 2009; and the expected pre-tax benefits for 2009 of certain actions taken in 2008 and expected to be taken in early 2009. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

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